EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-175693, 033-60196-99, 333-18135-99, 333-136061-99, 333-138506-99, 333-193680 and 333-210654 on Form S-8 of our reports dated September 19, 2016, relating to the consolidated financial statements of Ascena Retail Group, Inc. and subsidiaries, and the effectiveness of Ascena Retail Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ascena Retail Group, Inc. for the year ended July 30, 2016.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
September 19, 2016